FIFTH AMENDMENT TO
AMENDED AND RESTATED INVENTORY FINANCING AND SECURITY AGREEMENT

I.  Parties

This Fifth Amendment to Amended and Restated Inventory Financing and Security Agreement (“Amendment”) is effective as of June 5, 2017, and is made by and among the following parties:

A.
Ally Bank (Ally Capital in Hawaii, Mississippi, Montana and New Jersey), a Utah chartered state bank (“Bank”), with its principal executive office located at 6985 Union Park Center, Midvale, Utah 84047; and

B.
Ally Financial, a Delaware entity (“Ally”) with a business office located at 5851 Legacy Circle, Suite 200, Plano, TX 75024 (together with Bank, the “Ally Parties” and Bank and Ally each being, an “Ally Party”); and

C.	Carvana, LLC, an Arizona limited liability company, with its principal executive office located at 4020 East Indian School Road, Phoenix, AZ 85018 (the “Dealership”)

II.  Recitals

The essential facts relied on by Bank, Ally and the Dealership as true and complete, and giving rise to this Agreement, are as follows:

A.
The Ally Parties and the Dealership are parties to an Amended and Restated Inventory Financing and Security Agreement, effective as of July 27, 2015, as amended by: (i) a Letter Agreement, dated December 30, 2015, by and among the Ally Parties, the Dealership, Ernest C. Garcia II, and 2014 Fidel Family Trust, (ii) an Amendment to Amended and Restated Inventory Financing and Security Agreement, effective as of December 30, 2015, (iii) a Third Amendment to Amended and Restated Inventory Financing and Security Agreement, effective as of November 9, 2016, and (iv) a Fourth Amendment to Amended and Restated Inventory Financing and Security Agreement, effective as of March 31, 2017 (collectively, the “IFSA”).

B.	The parties desire to amend the IFSA as outlined in this Amendment.

III.  Agreement

In consideration of the premises and the mutual promises in this Amendment, which are acknowledged to be sufficient, the Ally Parties and the Dealership agree to the following:

A.	Capitalized terms used but not defined in this Amendment have the meanings given to them in the IFSA.

B.	Section III.A.4(b) of the IFSA is amended and restated in its entirety as follows:

(b) Trade-in Vehicles and Vehicles purchased directly from customers and any amounts initially funded for an Auction or rental Vehicle after 30 calendar days from the purchase date: 80% of clean wholesale value (as used in this Agreement, clean wholesale value means BlackBook “clean” wholesale value with no addition for options) of such Vehicles.

C.	A new Section III.A.4(c) of the IFSA shall be added, as follows:

(c) Any amounts re-borrowed under the Credit Line against a Vehicle after repayment of the initial advance: 100% of the principal balance amount that was repaid on the immediately prior pay-off of such Vehicle.

D.	Section III.I.5 of the IFSA is amended and restated in its entirety as follows:

5.
Information From Third Persons. Dealership irrevocably and continuously consents to the disclosure of all types and kinds of information in any format concerning the Dealership by third persons to each of the Ally Parties, and the obtaining of information by each of the Ally Parties from third persons, including, by way of example, credit, financial, and business information, whether of direct actual experience or obtained from other sources.

E.	A new Section III.I.6 of the IFSA shall be added, as follows:

6.	Confidentiality.

(a)
Unless prior written approval is obtained from Dealership, the Ally Parties will not disclose Dealership’s Confidential Financial Information to any third person or entity, other than state or federal regulators that have authority over the Ally Parties, or third persons or entities who provide services to the Ally Parties and who are under an obligation of confidentiality to the Ally Parties. In this Section III.I.6, “Confidential Financial Information” means any financial information about Dealership or its subsidiaries, including, but not limited to, number of units sold, received by either or both Ally Parties from Dealership that: (i) is marked “Confidential”; and (ii) was not publicly available or previously known to the Ally Parties. The Ally Parties shall use Dealership’s Confidential Financial Information only for legitimate business purposes in connection with existing or proposed transactions between Dealership and either or both Ally Parties.

(b)
The Ally Parties acknowledge the Confidential Financial Information protected by the terms of this Section III.I.6 is of a special character, such that money damages would not be sufficient to compensate Dealership for any unauthorized use or disclosure. The Ally Parties agree that injunctive and other equitable relief may be pursued to prevent any actual or threatened unauthorized use or disclosure of Confidential Financial Information. The remedy stated above may be pursued in addition to any other remedies available at law or in equity.

(c)
The Ally Parties acknowledge that United States securities laws prohibit any person who has material, non-public information from purchasing or selling Dealership’s publicly-traded securities or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

F.
All other provisions of the IFSA remain unchanged and in full force and effect as written. In the event of a conflict between the terms of the IFSA and this Amendment, the terms of this Amendment prevail.

G.	Except as provided above, the IFSA and all other agreements between each of the Ally Parties and the Dealership remain in full force and effect as written.

H.	If any provision of this Amendment is held to be invalid or unenforceable by a court of competent jurisdiction, all other provisions remain valid and enforceable.

I.	This Amendment:

a.	May be modified only by a writing signed by all parties.

b.
May be signed in counterparts, each of which is deemed an original, and all of which taken together constitute one and the same agreement. The signatures of the parties, exchanged via fax or e-mail, shall constitute and be deemed original signatures for all purposes.

c.	Binds and inures to the benefit of the parties and their respective successors and assigns.

d.	Constitutes the entire agreement of the parties with respect to its subject matter.

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed by its duly authorized representative effective the date first written above

	Ally Bank		Carvana, LLC
Signature:	/s/ Stephen B. Gambrel	Signature:	/s/ Ernest C. Garcia III
By (Print):	Stephen B. Gambrel	By (Print):	Ernest C. Garcia III
Title:	Authorized Representative	Title:	President & CEO
Date:	6/5/2017	Date:	6/5/2017

Ally Financial
Signature:	/s/ Stephen B. Gambrel
By (Print):	Stephen B. Gambrel
Title:	Authorized Representative
Date:	6/5/2017